UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section
  17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of
                       the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[ ] Form 3 Hodings Reported

[X] Form 4 Transaction Reported

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1.Name and Address of Reporting | 2.Issuer Name and Ticker of Trading Symbol                   | 6. Relationship of Reporting     |
  Person                        |   SGI International (SGII)                                   |    Person to Issuer (Check all   |
                                |----------------------------------|---------------------------|    (Applicable)                  |
George E. Donlou                |3. IRS Identification Number of   | 4. Statement for          | __ Director         __ 10% Owner  |
1200 Prospect Street, Suite 325 |   Reporting Person, if an Entity |    (Month/Year)           |  x Officer          __ Other      |
La Jolla, Ca  92037             |   (Voluntary)                    |    11/99                  |(give title above) (specify above)|
                                |                                  |---------------------------|(give title above)  specify above)|
                                |                                  |5. If Amendment, Date of   |----------------------------------|
                                |                                  |   Original (Month/Year)   | 7. Individual or Joint/Group     |
                                |                                  |                           |    Filing (Check applicable line)|
                                |                                  |                           |    x  Form filed by One          |
                                |                                  |                           |       Reporting Person           |
                                |                                  |                           |    __ Form filed by More than    |
                                |                                  |                           |       One Reporting Person       |
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                                |Table I - Non Derivative Securities Acquired, Disposed of, or Benefically Owned                  |
--------------------------------|-------------------------------------------------------------------------------------------------|
1. Title of Security (Instr. 3) |2.Trans-  |3.Trans-    |4.Securitie Acquired (A)         |5.Amount of    |6.Owner-  |7.Nature    |
                                |  action  |  action    |  or Disposed of (D)             | Securities    |   ship   |  of In-    |
                                |  Date    |  Code      |  (Instr. 3,4 and 5)             | Beneficially  |   Form:  |  direct    |
                                |  (Month/ |  (Instr.8) |                                 | Owned at      |  Direct  |  Bene-     |
                                |  Day/    |------------|---------------------------------| End of        |(D)or(I)  |  ficial    |
                                |  Year    | Code | V   |  Amount | (A) or (D)  |  Price  | Fiscal Year   |Indirect  |  Ownership |
                                |          |      |     |         |             |         |(Instr 3 and 4)|(Instr.4) |  (Instr.4) |
                                |          |      |     |         |             |         |               |          |            |
--------------------------------|----------|------|-----|---------|-------------|---------|---------------|----------|------------|
                                |          |      |     |         |             |         |               |          |            |
--------------------------------|----------|------|-----|---------|-------------|---------|---------------|----------|------------|
                                |          |      |     |         |             |         |               |          |            |
--------------------------------|----------|------|-----|---------|-------------|---------|---------------|----------|------------|

Table II Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1.Title of  |2.Conver- |3.Trans-|4.Trans-|5.Number of | 6. Date Exer-   |7.Title and Amount|8.Price |9.Number   |10.Owner-|11.Num-|
  Derivative|  sion or | action |  action| Derivative |    cisable and  | Underlying Secur-| of Der-|of Deriva- |ship Form|ber of |
  Security  | Exercise |   date |  code  | Securities |    Expiration   | ities(Instr.3&4) | ivative|    tive   |of Deriv-|Indir- |
  (Instr.3) | Price of |(Month/ |(Instr  | Acquired(A)|    Date (Month  |                  |Security|Securities |ative    | ect   |
            |Derivative| Day/   |  8)    | or Disposed|    Day/Year)    |                  |(Instr5)|Benefic-   |Security:|Bene-  |
            | Security | Year)  |        |of (D)(Instr|-----------------|------------------|        |   ially   |Direct(D)| ficial|
            |          |        |        | 3,4 & 5)   |Date    |Expir   | Title  |Amount or|        |Owned at   |or       |Owner- |
            |          |        |        |------------|Exer-   |ation   |        |Number of|        |End of Year|Indirect |  ship |
            |          |        |        |  (A)  | (D)|cisable | Date   |        |  Shares |        |(Instr 4)  |(I)      |(Instr |
            |          |        |        |       |    |        |        |        |         |        |           |(Instr 4)|  4)   |
            |          |        |        |       |    |        |        |        |         |        |           |         |       |
------------|----------|--------|--------|-------|----|--------|--------|--------|---------|--------|-----------|---------|------ |
Warrant     | $0.088   |11/01/99| A4     |  5,000|    |11/01/01|12/31/04|Com Stk |  5,000  |        |  5,000    |     D   |       |
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Explanation of Responses:



**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

/s/ GEORGE E. DONLOU                         February 9, 2000
------------------------------------         ----------------------
**Signature of Reporting Person              Date